Semaphore Management LLC
Code of Ethics
January 2009

This Code of Ethics (“Code”) is being adopted for Semaphore Management, LLC (“Adviser” or “Semaphore”) and is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”).  Both Rule 17j-1 and Rule 204A-1 apply because Semaphore acts as Adviser to a mutual fund, private funds and in the future may act as Adviser to other individual and institutional customers.  This Code seeks to serve and safeguard Clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws.

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with Semaphore; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

With regard to Semaphore’s service as Investment Adviser to the mutual fund, Rule 17j-1 imposes additional duties.  Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the fund or Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•
To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

Rule 204A-1 contains additional ethical standards and reporting requirements, which this Code is designed to address.  In compliance with Rule 204A-1, the persons subject to this Code include all Supervised Persons of Semaphore.

1. General Provisions

1.1 Professional Responsibilities

Under the amendment to Rule 17j-1 of the Investment Company Act of 1940, Advisers are required to adopt procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading. In meeting its fiduciary responsibilities to our clients, Semaphore has promulgated this Code regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.  It is also intended to resolve any misunderstanding between Semaphore and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of Semaphore’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

1.2 Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Semaphore. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment.

2. Definitions

Access Person means:

1.
Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

•
If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

•
An investment adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

2.
Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Advisory Person of a Fund or of a Fund’s investment adviser means:

1.
Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.
Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Control has the same meaning as in Section 2(a)(9) of the Act.

Fund means an investment company registered under the Investment Company Act.

An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel of a Fund or of a Fund’s investment adviser means:

a.
Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

b.	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Security Held or to be Acquired by a Fund means:

•	Any Covered Security which, within the most recent 15 days:

a.	Is or has been held by the Fund; or

b.	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3. Securities Subject to the Provisions of this Code

3.1 Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, exchange traded fund or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” shall include shares of any products that are managed, sponsored, advised or sub-advised by Semaphore.  For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•	Direct obligations of the United States or any other sovereign country;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
•	Shares of any registered open-end investment company (“RIC”) (other than an exchange-traded fund (“ETF”) and other than a RIC that is advised or sub-advised by Semaphore).

Although the term “Covered Securities” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

Furthermore, an Access Person, by the nature of his/her job responsibilities, may create a conflict of interest or appearance thereof by merely investing in Semaphore sponsored or managed products. When such situations arise, the CCO will determine on a case by case basis whether a conflict of interest exists and whether such Access Person should be restricted from buying or selling any Semaphore sponsored or managed product(s).

3.2 Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-sections 5.3 and 5.4. of this Code.  However, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/ she should be exempt from reporting requirements under this Code. Examples of such accounts may include:

•	Automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance);
•	Investments in dividend reinvestment plans;
•	Exercised rights, warrants or tender offers;
•	Securities received via a gift or inheritance.

4. Limitations on Personal Trading by Access Persons

4.1 Pre-clearance of Transactions

In accordance with Rule 204A-1 and Rule 17j-1 of the Investment Company Act of 1940, Access Persons must obtain prior approval for any investment in an initial public offering (IPO) or private placement (“Limited Offering”).  IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act. Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Semaphore also requires that Employees also obtain pre-approval for any investments in a “Reportable Fund”.  A Reportable Fund” shall have the same meaning as it does in Rule 204A-1 and generally means:

•	Any fund for which the Company serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds,
•	Any fund whose investment –adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company, or
•	Exchange-traded funds (“ETFs”), including both open-end ETFs and ETFs that are unit investment trusts

Refer to Attachment E for a list of reportable funds.

Pre-clearance requests shall be performed by sending an email to the CCO.  The CCO will review the request and reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.  Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the remainder of the day.  If the Employee wishes to transact in that security on the following or any other day, they must re-submit their pre-clearance request to the CCO.

4.2 Semaphore’s Policy Regarding Personal Trading

Semaphore requires all employees to notify the CCO of any existing securities accounts at the time of hire and to either (1) arrange with their broker-dealer to have duplicate account statements sent to the attention of the CCO for review and maintenance or (2) submit quarterly Personal Securities Transaction Reports to the CCO.  Additionally, employees are required to obtain written approval prior to opening any new securities accounts and must again either arrange for duplicate account statements to be sent to the CCO or submit the quarterly Personal Securities Transaction Reports.  Annually, all employees must reconfirm to the CCO the existence of all personal securities accounts.  It is Semaphore’s policy that employees will not purchase holdings in any reportable funds as listed on Attachment E.

4.3 Sanctions

Upon discovering a violation of this Code by an employee or his/her family member or related party, the CCO may impose such sanctions as it deems appropriate, including, among other things, the following:

•	A letter of censure to the violator;
•	A monetary fine levied on the violator;
•	Suspension of the employment of the violator;
•	Termination of the employment of the violator;
•	Civil referral to the SEC or other civil regulatory authorities determined by Semaphore; or
•	Criminal referral – determined by Semaphore.

Examples of possible sanctions include, but are not limited to:

•	A warning letter, for a first time pre-clearance or reporting violation;
•	Monetary fines and disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and
•	Recommendation for suspension or termination if an employee is a serial violator of the Code.

If an employee decides to appeal a sanction, he/she should contact the CCO.

5. Securities Reporting by Access Persons

5.1 Application of the Code of Conduct to Access Persons

The provisions of this Code apply to every security transaction in which an Access Person of Semaphore has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect influence or control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse or domestic partner, the names of his or her minor children or other family members who reside in his/her household, the name of any relative, person or entity for whom the employee directs the investments and the name of any joint account on which the employee is one of the joint account holders.

An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client of Semaphore, the account will be managed in the same manner as that of all other Semaphore clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2 Becoming an Access Person

Any employee of Semaphore who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person and report must include the following information:

•
A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

•
The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•	The date the report is submitted to the CCO by the Access Person.

NOTES:  Currently, Semaphore considers all employees to be “Access Persons”.  See Attachment A for the Initial Securities Holdings Report.

5.3 Quarterly Transaction Reports

Every Advisory Representative and/or Access Person must submit a Personal Securities Transactions Report to the CCO not later than 30 days after the end of each calendar quarter [or duplicate statements for all accounts – see below].  Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•
The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price at which the covered security was effected;
•	The name of the broker, dealer or bank through whom the transaction was effected;
•	The date the report is submitted to the CO by the Advisory Representative and/or Access Person.

Note: The Access Person may meet this requirement by instructing his/her broker to submit monthly account statements directly to the CCO or by providing copies of brokerage statements that contain the required information.

Following submission of the Personal Securities Transactions Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

See Attachment B for the Personal Securities Transaction Report

5.4 Annual Securities Holdings Report

Every Access Person must submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must contain the following information:

•	The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;
•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and
•	The date the annual report is submitted by the Access Person to the CCO.

Note: The Access Person will meet this requirement if monthly brokerage statements are submitted directly to the CCO.  No separate report will be required.

Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review.

See Attachment C for the Annual Holding Report.

5.5 Annual Acknowledgement

All Access Persons will be required to sign an annual acknowledgement indicating they have received, read, and understand the Code of Ethics and that they have complied with its provisions during the preceding year.

See Attachment D for the Annual Acknowledgement.

6. Negative Reports

Although the Rule 204A-1 and Rule 17j-1 do not require negative reports, it is the policy of Semaphore that each employee will attest annually to the existence of any and all personal securities accounts. Those employees with no securities accounts to report must indicate this fact in his/her annual attestation.. The attestation must then be dated, signed and submitted to the CCO for review.

7. Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO or a principal of Semaphore accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Compliance Manual. All Associates are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of Semaphore:

8. Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

9. Dealings with Clients

No Associate may directly or indirectly purchase from or sell to a client of Semaphore, any security. Associates are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any Semaphore client and from lending money to any Semaphore client.

10. Other Restricted Activities Applicable to All Associates

10.1 Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans the CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission.

Semaphore does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, Semaphore must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

10.2 Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of Semaphore are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

10.3 Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing Semaphore or bearing Semaphore’s name or logo must first be submitted to the CCO prior to presentation to outside parties.

10.4 Communications with Clients through Radio, Television and Other Media

Associates are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through Semaphore. However, the Associate must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by Semaphore.

Associates making appearances on radio or television programs as representatives of Semaphore are prohibited from recommending any specific security, unless such security is currently on Semaphore’s list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on the recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of Semaphore.

11. Annual Review and Reporting to the Fund’s Board

On an annual basis, the CCO will review the provisions of this Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons.  Semaphore shall prepare an annual written report relating to this Code for the Absolute Opportunities Fund’s Board, as required. Such annual report shall:

•	Certify that procedures have been adopted to reasonably prevent Access Persons from violating this Code.
•
Describe any issues arising under this Code or procedures since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

•	Identify any recommended changes in the existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

Attachment A

Initial Reporting – Securities Holdings

Semaphore Management LLC

TO: ADVISORY REPRESENTATIVES AND AFFILIATED PERSONS

FROM: COMPLIANCE DEPARTMENT

RE: ACCOUNTS WITH OTHER BROKERAGE FIRMS

=======================================================================

IF AN ADVISORY REPRESENTATIVE OR AFFILIATED PERSON OF SEMAPHORE MANAGEMENT LLC WISHES TO OPEN A SECURITIES ACCOUNT OR COMMODITIES ACCOUNT AT A BROKERAGE FIRM, THEY MUST FIRST OBTAIN WRITTEN CONSENT BY SEMAPHORE MANAGEMENT LLC AND THE DESIGNATED SUPERVISOR OF SEMAPHORE MANAGEMENT LLC MUST RECEIVE DUPLICATES OF ALL CONFIRMATIONS AND STATEMENTS FOR THE ACCOUNT. THIS RULE EXTENDS TO ALL ACCOUNTS IN WHICH SUCH A PERSON HAS DIRECT OR INDIRECT INTEREST INCLUDING THEIR SPOUSE, MINOR CHILDREN, CORPORATIONS, INVESTMENT CLUBS, JOINT ACCOUNTS, PARTNERSHIPS AND TRUSTS WHERE THE EMPLOYEE HAS A BENEFICIAL INTEREST.

________ I HAVE DIRECT OR INDIRECT INTEREST IN SECURITIES OR COMMODITIES

ACCOUNTS WITH THE FOLLOWING COMPANIES (use separate sheet if necessary; attached):

NAME: _____________________________________________________________

ADDRESS: __________________________________________________________

ACCOUNT NO.: ______________________________________________________

NAME: ______________________________________________________________

ADDRESS:___________________________________________________________

ACCOUNT NO.: ______________________________________________________

________ I DO NOT HAVE DIRECT OR INDIRECT INTEREST IN SECURITIES OR COMMODITIES ACCOUNTS WITH ANY COMPANY OTHER SEMAPHORE MANAGEMENT LLC.

I WILL IMMEDIATELY NOTIFY THE DESIGNATED SUPERVISOR OF SEMAPHORE MANAGEMENT LLC, IF AT ANY TIME IN THE FUTURE I HAVE DIRECT OR INDIRECT INTEREST IN SECURITIES OR COMMODITIES ACCOUNTS WITH ANY BROKERAGE FIRM.

__________________________________

Signature/Date

Attachment B
PERSONAL SECURITIES TRANSACTION REPORT
[This report is not required if you have arranged for the CCO to receive duplicate monthly/quarterly statements for all of your existing accounts.]

REPORTING EMPLOYEE:___________________________________

FOR QUARTER ENDED _________________________________________

In accordance with Semaphore Management LLC’s Code of Ethics, provide a list of all reportable securities transactions that have occurred during the previous calendar quarter.
Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if app.)	Principal Amount	Buy (acquire)/ Sell (dispose)	Interest rate/ maturity	Price	Date	Broker, Dealer or Bank

To be used for transactions outside of your brokerage accounts.  Form must be delivered to CCO within 30 days of quarter end.  Use additional sheets if necessary.

Reviewed by:  __________________________

Date of Review: ________________________

Exception(s) Noted:       ____No                                                            _____Yes

If Yes, Describe: ________________________

Print Name

Employee Signature                                                                                           Date

Attachment C

Annual Reporting – Securities Holdings

Employee                      _______________________________________________ (PRINT NAME)

Information submitted current as of __________________________ (PRINT DATE)

In accordance with Semaphore Management LLC’s Code of Ethics, please provide a list of all reportable securities in which you have a pecuniary interest.  This includes reportable securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount	Broker

Use additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a pecuniary interest.  Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the reportable security to which the report relates.

Employee Signature                                                                                                Date

_________________________________________________                                                                                                           ______________________

Chief Compliance Officer                                                                                                Date

Attachment D

SEMAPHORE MANAGEMENT LLC

CODE OF ETHICS CERTIFICATION

I, ___________________________, hereby certify that I have received, read, and understand the Code of Ethics.  Furthermore, I certify that I have complied with its provisions during the preceding year.

______________________                                                                                     __________________

Signature                                                                           Date

Attachment E

List of Reportable Funds

Absolute Opportunities Fund (AOFOX)